Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Charles Constanti

Vice President and Chief Financial Officer

(510) 420-7443

cconstanti@netopia.com

Securities and Exchange Commission Approves Settlements with Netopia and Netopia’s President and CEO

Settlements Consistent with Previously Announced Offers of Settlement

EMERYVILLE, Calif., March 29, 2006 – Netopia, Inc. (OTCBB:NTPA), a market leader in broadband gateways and remote device management software, today announced that the Securities and Exchange Commission had instituted and simultaneously settled an administrative cease-and-desist proceeding against Netopia. Without admitting or denying the Commission’s findings, Netopia has agreed to cease and desist from future violations of the corporate reporting, books and records and internal controls provisions of the federal securities laws. The settlement is consistent with Netopia’s announcement on July 22, 2005 that it had submitted an offer of settlement to the staff of the Division of Enforcement of the Securities and Exchange Commission, to resolve an investigation into Netopia’s disclosures and accounting practices, primarily related to Netopia’s restatement of its financial statements for the fiscal years ended September 30, 2003 and 2002.

Netopia also announced that the Securities and Exchange Commission had filed and simultaneously settled charges against Alan B. Lefkof, Netopia’s President and Chief Executive Officer. Without admitting or denying the Commission’s allegations, Mr. Lefkof has agreed to consent to the entry of an order with respect to violations of the federal securities laws, in connection with a Report on Form 8-K and exhibit furnished to the Securities and Exchange Commission on July 6, 2004. Mr. Lefkof also has agreed to pay a civil penalty. The settlement is consistent with Netopia’s announcement on July 22, 2005 that Mr. Lefkof had submitted an offer of settlement to the staff of the Division of Enforcement of the Securities and Exchange Commission.

“Netopia is pleased that the Securities and Exchange Commission now has approved the offers of settlement made by Netopia and Mr. Lefkof in July 2005,” said Charles Constanti, Netopia’s Vice President and Chief Financial Officer. “Netopia believes that these settlements are an important step in putting behind us the events related to the restatement of financial statements for prior years. Netopia and Mr. Lefkof now can devote full attention to providing industry-leading broadband equipment and software to telcos worldwide.”

About Netopia

Netopia, Inc. is a market leader in high-performance broadband customer-premises networking equipment and carrier-class software for the remote management of broadband services and equipment. Netopia’s gateways feature advanced technology for triple play and IPTV services and remote manageability to ensure service delivery. Netopia also offers remote device management and broadband-enabled services and software for carriers, service providers, and enterprises, enabling support and value-added services across the home or business network. Netopia has established strategic distribution relationships with leading carriers and broadband service providers, including AT&T (formerly SBC Communications), BellSouth, Covad Communications, eircom, Swisscom and Verizon.

Headquartered in Emeryville, California, Netopia’s common stock is listed for quotation on the OTC Bulletin Board (OTCBB) System under the symbol “NTPA.” Further information about Netopia can be obtained via phone at (510) 420-7400, fax at (510) 420-7601, or on the Web at www.netopia.com.

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